Exhibit 99.1

Hayes Lemmerz International, Inc. Reaches Accord With Secured Creditors; Company
Announces DIP Facility of Up to $100 Million and Total Liquidity of $138 Million

Initiates Pre-Negotiated Restructuring for U.S. Operations; Company Continues to Operate Business as Usual

NORTHVILLE, Mich., May 11, 2009 /PRNewswire-FirstCall/ -- Hayes Lemmerz International, Inc. (NasdaqGM: HAYZ) ("Hayes") announced today that lenders holding a majority of the Company's secured debt have reached an agreement regarding a restructuring of the Company's debt. Certain of these lenders will provide a debtor-in-possession ("DIP") loan to the Company, which will make available up to $100 million of additional liquidity (subject to certain terms and conditions), to provide the Company with operating funds during the restructuring. Including the DIP loan, the Company will have total liquidity of approximately $138 million.

To facilitate the restructuring, the Company and certain of its U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. Also included in the filings is Hayes Lemmerz Finance LLC - Luxembourg S.C.A., a borrower under the Company's secured credit facility and issuer of its senior notes. As a result of the restructuring, the Company expects to eliminate a significant portion of its existing debt. Upon confirmation of a plan of reorganization, it is anticipated that the DIP lenders will convert certain of their loans into equity and will own substantially all of the equity of the reorganized Company.

"The Chapter 11 filings were precipitated by an unprecedented slowdown in industry demand and a tightening of credit markets," said Curtis Clawson, Chairman and Chief Executive Officer. "These filings will allow us to reduce our debt and restructure our balance sheet. We fully expect to emerge from Chapter 11 as a stronger, more competitive company than we are today." The filings were made pursuant to a "pre-negotiated" restructuring plan with the support of a majority of the Company's secured lenders. As a result, the Company expects to complete its restructuring process on an accelerated basis.

Company Intends To Continue Operations In The Ordinary Course Of Business

The Company expects to continue its operations in the normal course of business during the financial restructuring process with no interruption in its supply to customers. Liquidity for ongoing operations will be provided by the DIP financing.

"We fully expect our day-to-day operations will continue uninterrupted. I want to personally assure our customers, suppliers and employees that we will continue to focus on being a premier automotive supplier by satisfying customers, being a low-cost producer and having the best people," Clawson stated.

"We have been executing our operating plan by diversifying our global customer base, focusing on our core wheel business and expanding our operations in leading-cost regions. We are focusing on the right customers, the right products and the right geography. We expect to emerge from Chapter 11 with a strong balance sheet and with our Company better positioned to succeed as the marketplace recovers," Clawson continued.

The Company has filed a variety of first day motions, including a motion seeking approval of the DIP loan, that, with court approval, will allow it to continue to conduct business without interruption. These motions are designed to minimize any impact on the Company's customers, suppliers and employees. During the reorganization process, suppliers will be paid in the ordinary course of business for goods and services purchased by the Company post-petition.

The Company's principal bankruptcy attorneys are Skadden, Arps, Slate, Meagher & Flom LLP. Lazard Freres & Co., LLC serves as the Company's financial advisor. AlixPartners, LLP serves as the Company's restructuring advisor.

More information on the Company's restructuring is available on the "Restructuring Information" page on the Company's website (www.hayes-lemmerz.com), or through the Company's Restructuring Information Hotline, 888.753.5296 (for calls in the USA) or +1.734.737.5086 (for calls outside the USA).

This press release is for informational purposes only and is not a solicitation to accept or reject the pre-negotiated plan.

About Hayes Lemmerz International, Inc.

Originally founded in 1908, Hayes Lemmerz International, Inc. is a leading worldwide producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers. The Company is also a supplier of automotive powertrain components. The Company has global operations with 23 facilities, including business, sales offices and manufacturing facilities, located in 12 countries around the world. The Company sells products to every major North American, Asian and European manufacturer of passenger cars and light trucks and to commercial highway vehicle customers throughout the world.

Forward Looking Statements

Some of the statements in this press release constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, certain statements regarding the reorganization of the Company's business and finances to improve its liquidity and operational results, the sufficiency of liquidity to be provided by the debtor-in-possession financing, anticipated authorizations being requested of the Bankruptcy Court and expectations as to the ability to make post-petition payments. Words such as "will," "expects," "believes," "intends" and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on current expectations, estimates and projections concerning future developments and their potential effects upon the Company and its subsidiaries. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include risks and uncertainties in connection with the Chapter 11 proceedings and their possible effects on the Company and its subsidiaries as well as other risks described under "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company does not intend, and is under no obligation, to update any particular forward-looking statements, whether as a result of new information, future events or otherwise.